EXHIBIT 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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Janus Capital Group Inc.

151 Detroit Street

Denver, Colorado 80206

RE:                           Janus Capital Group Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Janus Capital Group Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the preparation of a registration statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), on or about December 1, 2014, relating to the registration by the Company of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the Janus Capital Group Inc. 2012 Employment Inducement Award Plan, as amended and restated (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following: (i) the Plan; (ii) the Registration Statement in the form filed with the Commission on the date hereof; (iii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, certified by the Secretary of State of the State of

Delaware; (iv) the Amended and Restated Bylaws of the Company, as currently in effect, certified by the Secretary of the Company (the “Bylaws”); (v) a certificate, dated as of November 25, 2014, from the Secretary of State of the State of Delaware, as to the existence and good standing in the State of Delaware of the Company; (vi) the resolutions of the Board of Directors of the Company relating to the approval of the Plan, certified by the Secretary of the Company; and (vii) a specimen certificate representing the Common Stock.  We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth below, we have assumed that the certificates evidencing the Shares will be signed by one of the authorized officers of the Company and registered by the transfer agent and will conform to the specimen certificate examined by us evidencing the Common Stock.  We have also assumed that the issuance of the Shares will be properly recorded in the books and records of the Company pursuant to the terms of the Bylaws.  We have also assumed that the Shares will be issued in accordance with the terms of the Plan for consideration in an amount at least equal to the par value of such Shares.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued and paid for by the participants in the Plan as contemplated by the Plan and in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP